Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF WESTERNBANK PUERTO RICO
ANNOUNCES COMPLETION OF ACQUISITION OF MORTGAGE LOANS POOLS
FROM DORAL FINANCIAL CORPORATION
Mayagüez, Puerto Rico, June 30, 2006. W Holding Company, Inc. (NYSE: “WHI”) today announced that its bank subsidiary, Westernbank Puerto Rico, has acquired certain additional rights from Doral Financial Corporation and its affiliates (“Doral”), in order to perfect the acquisition of a series of mortgage loans pools acquired since 1995 with an aggregate actual unpaid principal balance of $937.3 million. These same loans were the subject of the Company’s previous announcements regarding “true sale” accounting.
The acquisitions of the mortgage loan pools were originally accounted for as sales of the mortgage loans by both parties, but Westernbank subsequently determined that it had to re-characterize the transactions as commercial loans secured with real property mortgages for financial statement purposes. Following that determination, Westernbank and Doral have now agreed to restructure the transactions as the following:
•	Westernbank agreed to accept a cash payment from Doral in connection with its agreement to transfer and assign to Westernbank 100% of the retained interest related to the mortgage loans pools and to terminate in full Doral’s call rights under the original mortgage sale agreements;

•	Doral agreed to repurchase from Westernbank all mortgage loans previously sold under the original Mortgage Sale Agreements that were 90 or more days delinquent with a aggregate unpaid principal balance of $17.1 million; and

•	Westernbank agreed to accept a cash payment from Doral to discharge and terminate in full Doral’s recourse obligations under the original mortgage sale agreements.
Commenting on the transaction, Mr. Freddy Maldonado, President and Chief Investment Officer of W Holding Company, stated: “As a result of this transaction, the Bank will record the loan acquisitions as “true sales.” Thus, the Bank will record the mortgage loans as its own, rather than a financing transaction with Doral. As consideration for the four main conditions stated in the preceding paragraphs, the Bank received a total net compensation of $42.8 million, including $17.1 million for the sale to Doral of the delinquent loans”.
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating throughout 55 full-fledged branches, including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 13 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mrs. Carmen T. Casellas, Investor Relations, with appropriate questions regarding this press release at (787) 754-6310, (787) 754-6311 or (787) 447-5520; or by email at carmen.casellas@wbpr.com or the website http://www.wholding.com.